CSFB

           CREDIT SUISSE FIRST BOSTON

CSFB 2005-AGE1

DERIVED 4/20/05

$11,570,000

Class A-4

Senior Certificates Offered

(Approximate)

$284,000,100

Total Certificates Offered & Non-Offered

Home Equity Pass-Through Certificates, Series 2005-AGE1

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[TBD]

Trustee

The information contained in the attached materials (the “Information”) has been provided by Credit Suisse First Boston LLC (“CSFB”).

The Information contained herein is preliminary and subject to change.   The Information does not include all of the information required to be included in the final prospectus relating to the certificates.  As such, the Information may not reflect the impact of all structural characteristics of the certificates.  The assumptions underlying the Information, including structure and collateral, may be modified from time to time to reflect changed circumstances.

Prospective investors in the certificates should read the relevant documents filed, or to be filed, with the Securities and Exchange Commission (the “Commission”) because they contain important information.  Such documents may be obtained without charge at the Commission’s website.  Although a registration statement (including the base prospectus) relating to the certificates discussed in this communication has been filed with the Commission and is effective, the final prospectus supplement relating to the certificates discussed in this communication has not yet been filed with the Commission.  Prospective purchasers are recommended to review the final prospectus and prospectus supplement relating to the certificates (“Offering Documents”) discussed in this communication.

Offering Documents contain data that is current as of their publication dates and after publication may no longer be complete or current.  A final prospectus and prospectus supplement may be obtained by contacting the CSFB Trading Desk at (212) 538-8373 or from the Commission’s website.

There shall not be any offer or sale of the certificates discussed in this communication in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

The analyses, calculations and valuations herein are based on certain assumptions and data provided by third parties that may vary from the actual characteristics of the pool.  Neither Credit Suisse First Boston LLC nor the Depositor have verified these analyses, calculations or valuations or represent that any such valuations represent levels where actual trades may occur.

SDA Analysis

The tables below show the Collateral Loss to Maturity and the Weighted-Average Life (WAL) of the referenced class at the Breakeven Percent of the SDA Curve.  The Breakeven Percent of the SDA Curve is the highest Percent of the SDA Curve that can be sustained without a writedown to the referenced class assuming:

•

65% and 100% of the Prospectus Prepayment Curve (PPC)

•

Forward LIBOR and Forward LIBOR plus 200 Basis Points

•

Delinquency Trigger Fails (no stepdown)

•

55 % and 65% Loss Severity

•

12-Month Lag from Default to Loss

Class A-4
		Breakeven	Collateral Loss
65% PPC	Severity	SDA	to Maturity	WAL
Forward Libor	55%	4970%	24.7%	12.0
Forward Libor + 2.00%	55%	4800%	24.0%	12.0
Forward Libor	65%	4190%	25.5%	12.3
Forward Libor + 2.00%	65%	4040%	24.8%	12.3

		Breakeven	Collateral Loss
100% PPC	Severity	SDA	to Maturity	WAL
Forward Libor	55%	5020%	21.9%	6.5
Forward Libor + 2.00%	55%	4890%	21.4%	6.8
Forward Libor	65%	4200%	22.4%	7.7
Forward Libor + 2.00%	65%	4090%	21.9%	7.9

Appendix

100% Prospectus Prepayment Curve (PPC)

With respect to the Mortgage Loans, 100% of the prepayment assumption (the “Fixed PPC”) describes prepayments starting at 25% CPR in month 1, and remaining at 25% CPR thereafter.

Forward Libor: